Exhibit 99.1

Investor Relations Contact:

Elias Nader, interim CFO

Sigma Designs, Inc.

Tel: (408) 957-9847

IR@sigmadesigns.com

For Immediate Release

SIGMA DESIGNS APPOINTS PETE THOMPSON

TO BOARD OF DIRECTORS

MILPITAS, CA, December 23, 2013 — Sigma Designs®, Inc. (NASDAQ: SIGM), a leader in connected media platforms, today announced that it has appointed Pete Thompson to its Board of Directors effective immediately.

Mr. Thompson previously served as Corporate Vice President of Microsoft Mediaroom, a technology leader for IPTV platforms, until its purchase by Ericsson, where he now serves as the Vice President of Ericsson’s Mediaroom Division. Mr. Thompson brings extensive market awareness, knowledge and experience to the Sigma Board. His successes include development of the breakthrough Natural User Interface with Microsoft Surface and leading the largest gaming and social network in the living room with Xbox LIVE.

“We are very excited to have Pete joining the Board of Directors. Pete has a great reputation in our industry and will bring proven leadership experience and a diverse industry background to our Board to help drive our growth strategy in parallel with our continuing restructuring efforts,” said Thinh Tran, Sigma’s President and Chief Executive Officer. “He has also been responsible for operating large business units. At Microsoft, he led the Microsoft TV platforms group, working with operators to launch TV services globally. Now, he is with Ericsson where he continues to lead the Mediaroom division, a key platform partner in the IPTV set-top box ecosystem.”

“I am delighted to join the Board of Directors of Sigma Designs,” said Mr. Thompson. “I have always admired Sigma for its technological innovations and its reputation for delivering industry-leading solutions. I am excited to help the company capitalize on its strategy and deep technology portfolio at such a transformative time for both the company and the industry.”

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary materially due to a number of factors including, but not limited to, general economic conditions, the ability to recognize the anticipated savings from our restructuring efforts, the rate of growth of the Set-Top Box, home networking, digital TV, and home control and energy management markets in general, the ramp in demand from Sigma’s set-top box, television and telecommunication customers, Sigma’s ability to deploy and achieve market acceptance for Sigma products,  and the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, and other risks detailed from time to time in Sigma’s SEC reports, including Sigma’s report on Form 10-Q as filed with the SEC on December 12, 2013.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs, Inc. (NASDAQ: SIGM) is a leader in connected media platforms.  The company designs and builds the essential semiconductor technologies that serve as the foundation for the world’s leading IPTV set-top boxes, connected televisions, connected media players, residential gateways, home control systems and more.  For more information about Sigma Designs, please visit www.sigmadesigns.com.

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